Exhibit 10.2

EXECUTION COPY

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT, dated as of March 18, 2024 (this “Agreement”), is entered into by and among Connexa Sports Technologies, Inc., a Delaware corporation (“Buyer”), Hongyu Zhou (周洪宇), an individual and a citizen of the People’s Republic of China (“Seller”), and Yuanyu Enterprise Management Co., Limited, a Hong Kong company (the “Company,” and together with Buyer and Seller, the “Parties”).

RECITALS

WHEREAS, Seller is the sole holder and owner of all of the issued and outstanding ordinary shares of the Company, a private company incorporated and existing under the law of Hong Kong, Special Administrative Region of the People’s Republic of China (“Hong Kong”).

WHEREAS, the Company was established in November 2021 to operate a global marriage and dating services business through an online social metaverse platform and physical stores;

WHEREAS, Buyer operates a sports equipment and technology business, and shares of common stock of Buyer (the “Buyer Common Stock”) are traded on the Nasdaq Capital Market (“Nasdaq”) under the symbol “CNXA”; and

WHEREAS, the Parties desire to enter into this Agreement where such number of ordinary shares of the Company as represents fifty percent (50%) of the issued and outstanding ordinary shares of the Company (on an as-converted and fully diluted basis) will be sold and transferred to Buyer and exchanged for a certain number of shares of Buyer Common Stock on the terms and conditions set forth herein and subject to compliance with applicable securities laws and regulations. Upon completion of the transactions contemplated herein, Seller will receive such number of shares of Buyer Common Stock as represents eighty-two and 4/10 percent (82.4%) of the issued and outstanding Buyer Common Stock;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article I. SHARE EXCHANGE

Section 1.01 The Share Exchange. Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, and covenants contained in this Agreement, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, free and clear of any and all Liens, 5,000 ordinary shares of the Company (the “Target Shares”), representing fifty percent (50%) of the issued and outstanding Company Shares, for the consideration set forth in Section 1.02 below.

Section 1.02 Consideration. Subject to the terms and conditions of this Agreement, the Target Shares shall be exchangeable at the Closing for an aggregate of 162,551,440 shares of Buyer Common Stock (the “Consideration”), which represents eighty-two and 4/10 percent (82.4%) of the total issued and outstanding Buyer Common Stock on the Closing Date and on an as-converted and fully diluted basis.

Section 1.03 Cash Payment from the Company. As an inducement to Buyer for the transactions contemplated herein, the Parties agree that the following payments to Buyer shall be payable in cash by the Company to an account designated by Buyer in writing:

(a) $800,000 payable within two (2) Business Days of the execution and delivery of this Agreement by Buyer (the “First Cash Payment”);

(b) $1,200,000 payable within three (3) Business Days of the Buyer changing its ticker symbol from “CNXA” to “YYAI” (the “Second Cash Payment”), but if “YYAI” ticker symbol is not available, upon changing to such symbol as the parties may agree;

(c) $500,000 payable into the Escrow Account at the Closing (the “Closing Cash Deposit”) to be deposited in an escrow account (the “Escrow Account”) pursuant to an escrow agreement in form and substance as set forth in Exhibit A (the “Escrow Agreement”) to be entered into by the Parties, on the one hand, and the Escrow Agent (as defined in the Escrow Agreement), on the other hand, and which amount shall be held in the Escrow Account for a period of 30 days from the Closing Date. Subject to Section 8.02(k) below, such Closing Cash Deposit remaining in the Escrow Account upon the expiration of such 30-days period will be paid to NewCo (as defined below) or an Affiliate of NewCo, including any future Affiliate; and

(d) $2,500,000 payable at the Closing (the “Closing Cash Payment”).

Section 1.04 Separation Agreement. At or prior to the Closing Date, Buyer intends to sell, transfer and assign all or substantially all of the legacy business, assets and liabilities, of Buyer existing on or prior to the Record Date related to or necessary for the operations of its “Slinger Bag” business or products (“Legacy Business”) to a newly established entity (“NewCo”) pursuant to a separation agreement to be entered into by and between Buyer and NewCo (“Separation Agreement”), and which Separation Agreement is reasonably acceptable to Seller, whereby one or more Persons that are determined by the current board of directors of Buyer (the “Buyer Board”) on and as of the date determined by Buyer Board (the “Record Date”) will receive an interest in NewCo. The Separation Agreement shall provide that all of the Legacy Business will be irrevocably sold, transferred or assigned to and be for the account of NewCo such that after the Closing Date, NewCo will have the sole right and obligations to the Legacy Business, and will be liable to Buyer for any Losses arising from third-party claims against Buyer arising from Liabilities related to the Legacy Business. Seller shall not otherwise object to the sale, transfer and assignment of the Legacy Business to NewCo pursuant to the Separation Agreement and provide written confirmation of no objection should such confirmation be requested by Buyer.

Article II. CLOSING

Section 2.01 Closing. Upon the terms and satisfaction of the conditions contained in Article VI of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts) no later than the second Business Day following the date on which the conditions set forth in Article VI have been satisfied (other than the conditions with respect to actions the respective parties hereto will take at the Closing itself) or, to the extent permitted, waived by the applicable party in writing, or at such other place and time as the parties may mutually agree. The date and time at which the Closing actually occurs is herein referred to as the “Closing Date”.

Section 2.02 Seller Closing Deliverables. At the Closing, Seller shall deliver to Buyer the following:

(a) payment of the Closing Cash Payment;

(b) evidence that the Closing Cash Deposit has been deposited to the Escrow Account;

(c) a good standing certificate (or its equivalent) for the Company from the relevant Governmental Authority of Hong Kong, if applicable, and each other jurisdiction where the Company is qualified, registered, or authorized to do business, if any;

(d) if the Target Shares are represented by certificates, such certificates duly endorsed for transfer by Seller, as applicable;

(e) a counterpart to any consents required in connection with the transactions contemplated by this Agreement;

(f) all documents, instruments, agreements and certificates that may be deliverable in connection with the performance or fulfillment of the conditions under Section 6.01 and Section 6.02 below that are relevant to Seller;

(g) a duly executed bought and sold note as may be required under the law of Hong Kong; and

(h) all other documents, instruments and writings which may be reasonably requested by Buyer to be delivered by Seller and the Company at or prior to the Closing pursuant to this Agreement.

Section 2.03 Buyer Closing Deliverables. At the Closing, Buyer shall deliver to Seller the following:

(a) copies of all resolutions of the board of directors of Buyer authorizing the execution, delivery, and performance of this Agreement and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby;

(b) the Consideration;

(c) all documents, instruments, agreements and certificates that may be deliverable in connection with the performance or fulfillment of the conditions under Section 6.01 and Section 6.03 below that are relevant to Buyer;

(d) a duly executed bought and sold note, as applicable; and

(e) all other documents, instruments and writings which may be reasonably requested by Seller to be delivered by Buyer at or prior to the Closing pursuant to this Agreement.

Article III. REPRESENTATIONS AND WARRANTIES OF SELLEr

Except as set forth in the corresponding sections of the disclosure letter delivered by Seller to Buyer before the execution of this Agreement (the “Seller Disclosure Letter”), it being agreed that disclosure of any item in any section of the Seller Disclosure Letter (whether or not an explicit cross-reference appears) shall be deemed to be disclosure with respect to any other section to which the relevance of such item is reasonably apparent, Seller represents and warrants to Buyer, that:

Section 3.01 Organization and Power. Each of the Company and its Subsidiaries, is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization. The Company has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted. Each of the Company’s Subsidiaries, if any, has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except where the failure to have such requisite power or authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.02 Organizational Documents. Seller has made available to Buyer true and complete copies of the certificate of incorporation and articles of association (or similar constitutional documents) of the Company as in effect on the date of this Agreement (collectively, the “Company Organizational Documents”), and (i) the Company Organizational Documents are in full force and effect and (ii) the Company is not in violation in any material respect of any provision of the Company Organizational Documents.

Section 3.03 Governmental Authorizations. Assuming that the representations and warranties of Buyer contained in Section 4.03 are true and correct, the execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated herein do not and will not require any consent, approval or other authorization of, or registration or filing with or notification to any Governmental Authority (collectively, “Governmental Authorizations”), other than:

(a) such other Governmental Authorizations, where the failure to obtain such Governmental Authorizations would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and

(b) any applicable requirements of Antitrust Laws.

Section 3.04 Authorization and Power. The Company has all necessary corporate power and authority, and all necessary corporate actions have been taken on the part of the Company, to execute, deliver and perform this Agreement and to consummate the transactions contemplated herein. Seller has all necessary capacity and power to enter into, execute, deliver and perform this Agreement and to consummate the transactions contemplated herein. This Agreement constitutes a legal, valid and binding agreement of the Company and Seller enforceable against the Company and Seller in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles).

Section 3.05 Non-Contravention. The execution, delivery and performance of this Agreement by Seller and the Company, and the consummation of the transactions contemplated herein, do not and will not (a) contravene or conflict with, or result in any material violation or breach of, any provision of (i) the Company Organizational Documents or (ii) the comparable organizational or governing documents of any of the Subsidiaries of the Company, if any, (b) contravene or conflict with, or result in any material violation or breach of, any Law applicable to Seller, the Company or any of its Subsidiaries or by which any Company Assets are bound, assuming that all Governmental Authorizations described in Section 3.03 have been obtained or made, (c) result in any violation, termination, acceleration of any material obligation, cancelation or material breach of, or constitute a default (with or without notice or lapse of time or both) or require any notice or consent under, any Company Material Contracts or Company Real Property Leases (as defined below) to which the Company or any of its Subsidiaries is a party or by which any Company Assets are bound or (d) result in the creation of any Liens (other than Permitted Liens) upon any of the Company Assets except, in the case of clauses (c) and (d), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.06 Capitalization.

(a) As of the date of this Agreement, the Company’s authorized capital consists solely of [10,000] ordinary shares (the “Company Shares”), and Seller is the sole holder and owner of all issued and outstanding Company Shares.

(b) (i) There are no other outstanding ordinary shares of the Company and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities, rights of first refusal, preemptive rights, or other similar rights, agreements or commitments (other than this Agreement) relating to the issuance or acquisition of ordinary shares or other capital stock to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any ordinary shares, other capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests, or (D) provide an amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any of its Subsidiaries, if any, or any other Person.

(c) All outstanding Company Shares have been duly authorized and are validly issued, fully paid and non-assessable and not subject to any pre-emptive rights.

(d) Each outstanding share of capital stock or other equity interests of each Subsidiary of the Company is duly authorized, validly issued, fully paid and non-assessable, in each case, to the extent such concepts are applicable to such capital stock or other equity interests, and not subject to any pre-emptive rights.

(e) Except as may be set forth in the Company Organizational Documents, there are no outstanding contractual obligations of the Company or any of its Subsidiaries, if any, to repurchase, redeem or otherwise acquire any Company Shares or capital stock of any Subsidiary, if any, of the Company.

(f) There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries, if any, is a party with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries. There are no bonds, debentures, notes or other instruments of indebtedness of the Company or any of its Subsidiaries, if any, that entitle the holder of such instruments of indebtedness to vote together with stockholders of the Company on any matters with respect to the Company or any Subsidiary, if any.

Section 3.07 Subsidiaries.

(a) Schedule 3.07 of the Seller Disclosure Letter sets forth a complete and accurate list of each Subsidiary of the Company, if any. Seller has made available to Buyer the organizational documents of each Subsidiary of the Company as in effect on the date of this Agreement, and such organizational documents are in full force and effect.

(b) Each of the Subsidiaries of the Company is wholly owned by the Company, directly or indirectly, free and clear of any Liens (other than Permitted Liens). The Company does not own, directly or indirectly, any capital stock of, or any other securities convertible or exchangeable into or exercisable for capital stock of, any Person other than the Subsidiaries of the Company.

(c) Each of the Subsidiaries of the Company is not subject to any contractual, legal or other restrictions on its ability to own, lease and operate its assets and properties and to carry on its business as now conducted and proposed to be conducted, and to declare and distribute dividends and make any distributions to the holders of its capital stock.

Section 3.08 Financial Statements. Schedule 3.08 of the Seller Disclosure Letter contains true, correct and complete copies of the audited balance sheet of the Company and its Subsidiaries as of January 31, 2023 and as of January 31, 2024 (the “Balance Sheet Date”), and the related statements of operations, stockholders’ equity and cash flows for the period starting with Company Incorporation Date and ending on the Balance Sheet Date (the “Company Financial Statements”). The Company Financial Statements fairly present, in all material respects, the financial condition and results of operations of the Company and its consolidated Subsidiaries, if any, as of the times and for the periods referred to therein and have been prepared in conformity with International Financial Reporting Standards (“IFRS”). There are no off-balance sheet arrangements to which the Company or any of its Subsidiaries is a party.

Section 3.09 Undisclosed Liabilities. As of the date of this Agreement, there are no liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise (collectively, “Liabilities”) of the Company or any of its Subsidiaries, individually or in the aggregate, that are required to be recorded or reflected on a balance sheet prepared in accordance with IFRS, other than:

(a) Liabilities reflected or reserved against in the Company Financial Statements as of the Balance Sheet Date or the notes thereto; and

(b) Liabilities incurred in connection with the transactions contemplated herein or as permitted or contemplated expressly by this Agreement.

Section 3.10 Absence of Certain Changes. Except as otherwise expressly contemplated or required by this Agreement, since the Balance Sheet Date to the date of this Agreement, (a) the business of the Company and each of its Subsidiaries, if any, has been conducted, in all material respects, in the ordinary course of business, excluding the execution and performance of this Agreement and the discussion, negotiations and transactions related thereto, (b) there has not been any Company Material Adverse Effect and (c) there has not been or occurred any event, condition, action or effect that, if taken during this period, would constitute a breach of Section 5.01.

Section 3.11 Litigation. From the Company Incorporation Date through the date of this Agreement, (a) there are no legal actions, claims, demands, arbitrations, hearings, charges, complaints, sanctions investigations, examinations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings before a Governmental Authority (collectively, “Legal Actions”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, if any, or any of its or their assets or properties that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (b) there are no Orders outstanding against the Company or any of its Subsidiaries, if any, or any of its or their assets or properties that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and (c) there are no Legal Actions pending or, to the Knowledge of Seller, threatened against or Orders outstanding against Seller that would, individually or in the aggregate, materially interfere with the execution, delivery and performance of this Agreement by Seller.

Section 3.12 Material Contracts.

(a) Seller has provided to Buyer each of the following Contracts to which, as of the date of this Agreement, the Company or any of its Subsidiaries, if any, is a party (each, a “Company Material Contract”):

(i) each Contract (A) not to (or otherwise restricting or limiting the ability of the Company or any of its Subsidiaries, if any, to) compete in any line of business or geographic area or (B) to restrict the ability of the Company or any of its Subsidiaries, if any, to conduct business in any geographic area;

(ii) each Contract (other than any benefit plans of the Company) that is reasonably likely to require, during the remaining term of such Contract, annual payments by the Company or any of its Subsidiaries that exceed $50,000;

(iii) all Contracts granting to any Person an option or a first refusal, first offer or similar preferential right to purchase or acquire any material Company Assets;

(iv) all material contracts for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment (other than agreements with employees, non-exclusive licenses granted to the Company’s or its Subsidiaries’ customers, and non-exclusive licenses to commercially available, off-the-shelf Software that have been granted on standardized, generally available terms);

(v) all partnership, joint venture or other similar agreements or arrangements;

(vi) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (or a series of related agreements) with an aggregate outstanding principal amount not exceeding $100,000;

(vii) any agreement for the disposition or acquisition by the Company or any of its Subsidiaries, if any, with material obligations of the Company or any of its Subsidiaries, if any, (other than confidentiality obligations) remaining to be performed or material Liabilities of the Company or any of its Subsidiaries, if any, continuing after the date of this Agreement, of any material business or any material amount of assets other than in the ordinary course of business;

(viii) any agreement with (A) the top 10 customers of the Company and its Subsidiaries, if any, taken as a whole, as applicable, and (B) the top 10 suppliers of the Company and its Subsidiaries, if any, taken as a whole, as applicable, in each case, for the 2023 fiscal year measured by the aggregate obligations paid or agreed to pay to or by the Company, as applicable;

(ix) any agreement restricting or limiting the payment of dividends or the making of distributions to stockholders, including intercompany dividends or distributions other than such restrictions or limitations as are required by applicable Law;

(x) any Contract for the development of Intellectual Property, other than those entered into in the ordinary course of business with Company employees and contractors on the Company’s standard form for such Contracts; and

(xi) to the extent not provided pursuant to another subsection of this Section 3.12(a), all material agreements with any Governmental Authority.

(b) A true and complete copy of each Company Material Contract (including any amendments thereto) entered into prior to the date of this Agreement has been made available to Buyer prior to the date of this Agreement. Each Company Material Contract is a valid and binding agreement of the Company or its applicable Subsidiary, except where the failure to be valid and binding would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company or such Subsidiary nor, to the Knowledge of the Company, any other party thereto, is in breach of or default under any such Company Material Contract. As of the date of this Agreement, there are no material disputes in connection with any such Company Material Contract. As of the date of this Agreement, no party under any Company Material Contract has given written notice of its intent to terminate or otherwise seek a material amendment to such Company Material Contract.

Section 3.13 Labor Relations.

(a) (i) No employee of the Company or any of its Subsidiaries is represented by a union and, to the Knowledge of the Company, no union organizing efforts are currently being conducted, (ii) neither the Company nor any of its Subsidiaries is a party to, or is currently negotiating any entry into, any collective bargaining agreement or other labor Contract, and (iii) no strike, picket, work stoppage, work slowdown or other organized labor dispute exists in respect of the Company or any of its Subsidiaries.

(b) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, each of the Company and its Subsidiaries is, and has been since the Company Incorporation Date, in compliance in all respects with all federal, state, local and foreign Laws regarding labor, employment and employment practices, including but not limited to all Laws relating to: (i) the hiring, promotion, assignment and termination of employees (including but not limited to timing and usage of employment applications, drug testing and pre-employment testing); (ii) discrimination; (iii) harassment; (iv) retaliation; (v) equal employment opportunities; (vi) disability; (vii) labor relations; (viii) wages and hours; (ix) hours of work; (x) payment of wages (including but not limited to the timing of payments, recordkeeping and reporting of wages to employees); (xi) immigration; (xii) workers’ compensation; (xiii) employee benefits; (xiv) background and credit checks; (xv) working conditions; (xvi) occupational safety and health; (xvii) family and medical leave; (xviii) classification of employees; (xix) unfair competition/noncompetition; and (xx) COVID-19.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no claims, suits, actions or other legal proceedings, or, to the Company’s Knowledge, investigations, pending or threatened against the Company or any of its Subsidiaries in relation to any allegations of sexual harassment, other sexual misconduct or race discrimination by any employee with the title of senior vice president or above (or equivalent title based on role, responsibility or pay grade) of the Company or any of its Subsidiaries.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no pending or, to the Company’s Knowledge, threatened claims, suits, actions or other legal proceedings against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employees or other individual service providers of the Company or any of its Subsidiaries, any current or former leased employee, intern, volunteer or “temp” of the Company or any of its Subsidiaries, or any person alleging to be a current or former employee, or any group or class of the foregoing, or any Governmental Authority, alleging: (i) violation of any labor or employment Laws; (ii) breach of any collective bargaining agreement; (iii) breach of any express or implied contract of employment; (iv) wrongful termination of employment; or (v) any other discriminatory, wrongful or tortious conduct in connection with any employment relationship.

(e) Since the Balance Sheet Date, no executive officer has terminated employment with the Company, and, to the Company’s Knowledge, no executive officer intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as an executive officer of the Company within six months from the date of this Agreement.

Section 3.14 Taxes.

(a) (i) All income and other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account all applicable extensions), and all such Tax Returns are true, complete and correct in all material respects, (ii) the Company and its Subsidiaries have fully and timely paid (or have had paid on their behalf) all material Taxes due and payable (whether or not shown to be due on any Tax Return) and have made adequate provision in accordance with IFRS for all material Taxes not yet due and payable in the most recent financial statements of the Company and its Subsidiaries, and (iii) the Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the withholding and payment over to the appropriate Governmental Authority of all Taxes required to be withheld by the Company and its Subsidiaries.

(b) (i) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, any material Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending, (ii) no audit is pending or threatened in writing with respect to any material Taxes due from or with respect to the Company or any of its Subsidiaries, and (iii) no claim in writing has been made by any Governmental Authority in a jurisdiction where the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) There are no Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries, except for Permitted Liens.

(d) Neither the Company nor any of its Subsidiaries has any Liability for the Taxes of any Person (other than any of the Company or its Subsidiaries) under applicable Tax Laws, as a transferee, as a successor, by Contract (other than pursuant to any ordinary course Contract, the principal purpose of which does not relate to Taxes) or otherwise.

(e) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting adopted prior to the Closing for a taxable period ending on or prior to the Closing Date, (ii) any intercompany transaction or any excess loss account described in applicable Tax Laws, (iii) any installment sale or open transaction disposition made prior to the Closing, (iv) any item of deferred revenue, (v) any prepaid amounts received prior to the Closing Date, or (vi) any agreement entered into with any Governmental Authority with respect to Taxes.

Section 3.15 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) The Company and its Subsidiaries comply and have complied with all applicable Environmental Laws.

(b) The Company and its Subsidiaries possess all Permits required under Environmental Laws necessary for their respective operations as currently conducted, and are in compliance with such Permits, which are, and through the Closing Date shall remain, in full force and effect.

(c) Neither the Company nor any Subsidiary has received any written notice or request for information from any Governmental Authority or other third party related to any actual or alleged Liability under Environmental Laws, including any investigatory, remedial or corrective obligations or otherwise pertaining to Hazardous Substances.

(d) To the Knowledge of the Company, as of the date of this Agreement, no condition exists on any property owned or operated by the Company and its Subsidiaries or any other location which has given rise to, or would reasonably be expected to give rise to, any Liability relating to environmental or Hazardous Substances matters or Environmental Laws.

(e) To the Knowledge of the Company, the transactions contemplated herein do not require notice of, or approval from, any Governmental Authority under any Environmental Law.

Section 3.16 Intellectual Property; Data Privacy.

(a) Each of the Company and its Subsidiaries owns, is licensed to use, pursuant to valid, enforceable and binding Contracts, or otherwise has the right to use all Intellectual Property used, held for use or necessary for the operation of the business of the Company and its Subsidiaries (collectively, the “Company Intellectual Property”) free and clear of all Liens (other than Permitted Liens). The Company has provided to Buyer a true and complete list of the following which are owned or purported to be owned by the Company or any of its Subsidiaries: (i) patents and patent applications, (ii) registered trademarks and applications therefor, (iii) registered copyrights and applications therefor, and (iv) domain name registrations ((i) - (iv), the “Company Registered IP”). The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated herein do not and will not encumber, impair or extinguish any of the Company Intellectual Property.

(b) (i) None of the Company Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries (the “Company Owned Intellectual Property”) (A) has been adjudged invalid or unenforceable in whole or in part, or (B) is the subject of any cancelation or reexamination proceeding or any other proceeding challenging its ownership, use, registrability, validity and enforceability, and (ii) to the Knowledge of the Company, all Company Registered IP is subsisting, in full force and effect, and, to the Knowledge of the Company, valid and enforceable, and all renewal fees and other maintenance fees have been paid. There exist no material contractual restrictions on the disclosure, use, license or transfer of any Company Owned Intellectual Property.

(c) (i) The conduct of the business of the Company and its Subsidiaries does not infringe upon, misappropriate or otherwise violate, and has not, since the Company Incorporation Date infringed upon, misappropriated, or otherwise violated, the Intellectual Property rights of any Third Party and (ii) no Legal Action is pending, asserted in writing, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that the conduct of the business of the Company or its Subsidiaries infringes upon, misappropriates or otherwise violates the Intellectual Property rights of any Third Party. To the Knowledge of the Company, no Person is infringing upon, misappropriating or otherwise violating, or has, since the Company Incorporation Date, infringed upon, misappropriated, or otherwise violated, any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

(d) The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain and protect the confidentiality of all Company Intellectual Property that is material to the business of the Company and its Subsidiaries and the value of which is contingent upon maintaining the confidentiality thereof. None of the Company Owned Intellectual Property that is material to the business of the Company and its Subsidiaries and the value of which is contingent upon maintaining the confidentiality thereof, has been disclosed other than to Third Parties that are bound by customary, written confidentiality agreements entered into in the ordinary course of business consistent with past practice and that are, to the Knowledge of the Company, valid and enforceable.

(e) All Persons who have contributed, developed or conceived any Company Owned Intellectual Property have done so pursuant to a valid and enforceable Contract (subject to enforceability exceptions for bankruptcy and insolvency and subject to principles of equity) that protects the confidential information of the Company and its Subsidiaries and assigns to the Company (or one of its Subsidiaries, as applicable) exclusive ownership of the Person’s contribution, development or conception, other than Intellectual Property excluded by Law or non-assignable moral rights.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have sufficient rights to use all Software, including middleware, databases, and systems, information technology equipment, and associated documentation used or held for use in connection with the operation of the business of the Company and its Subsidiaries (“IT Assets”), (ii) in each case, the IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and are sufficient or configurable to effectively perform all operations necessary for the current operation of the business of the Company and its Subsidiaries, and all IT Assets are owned or licensed under valid licenses and operated by and are under the control of the Company and its Subsidiaries, (iii) the IT Assets have not materially malfunctioned or failed since the Company Incorporation Date and, to the Knowledge of the Company, do not contain any viruses, bugs, faults or other devices or effects that (A) enable or assist any Person to access without authorization or disable or erase the IT Assets, or (B) otherwise materially adversely affect the functionality of the IT Assets, (iv) the Company and its Subsidiaries have taken commercially reasonable steps to provide for the remote-site back-up of data and information critical to the conduct of the business of the Company and its Subsidiaries and have in place commercially reasonable disaster recovery and business continuity plans, procedures and facilities, (v) no Person has gained unauthorized access to any IT Assets since the Company Incorporation Date, (vi) the Company and its Subsidiaries have maintained, continue to maintain, and caused their vendors to maintain, safeguards, security measures and procedures against the unauthorized access, disclosure, destruction, loss, or alteration of customer data or information (including any personal or device-specific information) in its possession or control that comply with any applicable contractual and legal requirements and meet industry standards, and (vii) the Company and its Subsidiaries have in place with the third-party owners and operators of all data centers which provide services related to the business of the Company and its Subsidiaries written agreements that ensure that such Third Parties adhere to and are in compliance with commercially reasonable standards and requirements.

(g) Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws pertaining to (i) data security, cybersecurity, privacy, and (ii) the collection, storage, use, access, disclosure, processing, security, and transfer of personal data, to the extent that it is subject to same. The Company and its Subsidiaries do not have any premises, employees or tangible assets, and does not conduct any business activities, in any country other than Hong Kong.

Section 3.17 Company Assets; Real Property; Personal Property.

(a) (i) The Company and its Subsidiaries have good and marketable title to, or have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) used by the business of the Company and its Subsidiaries (the “Company Real Property”) and (ii) the ownership of or leasehold interest in any Company Real Property is not subject to any Lien (except in all cases for Permitted Liens). Neither the Company nor any of its Subsidiaries has leased, subleased, licensed, sublicensed or otherwise granted to any Person the right to use or occupy any Company Real Property or any portion thereof; other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase any Company Real Property or any portion thereof or interest therein; and except for this Agreement, neither the Company nor any of its Subsidiaries is a party to any Contract to sell, transfer, or encumber any Company Real Property.

(b) Each of the material leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any material real property (the “Company Real Property Leases”) is valid and binding (except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles), and no termination event or condition or uncured default on the part of the Company or its Subsidiaries exists under any Company Real Property Lease.

(c) Seller has provided Buyer with a true and complete list of the Company Assets. (i) The Company and its Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all Company Assets and (ii) none of the Company’s or any of its Subsidiaries’ ownership of or leasehold interest in any such Company Assets is subject to any Liens (except in all cases for Permitted Liens).

Section 3.18 Permits; Compliance with Law.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, easements, variances, exceptions, consents, certificates, approvals, waivers, notices, and other permits of any Governmental Authority (“Permits”) necessary for each of the Company and its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective business as it is now being conducted (collectively, the “Company Permits”). All such Company Permits are in full force and effect in all material respects, and no suspension or cancelation of any of the Company Permits is pending or, to the Knowledge of the Company, has been threatened in writing against the Company or any of its Subsidiaries.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries has at all times since the Company Incorporation Date been in compliance in all material respects with (i) all Laws applicable to the Company or such Subsidiary or by which any of the Company Assets is bound and (ii) all Laws applicable to, and the terms and conditions of, any Company Permits.

(c) Neither the Company nor any of the Subsidiaries nor, to the knowledge of Seller, any director, officer, agent, employee or affiliate of the Company or any of the Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give, or authorization or approval of the giving or receipt of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and the Company, the Subsidiaries and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance in all material respects with the FCPA and have instituted and maintain policies and procedures designed to ensure, and that are reasonably expected to continue to ensure, continued compliance in all material respects therewith.

(d) To the best of Seller’s knowledge, as of the date of this Agreement, no filing or notice with the Committee on Foreign Investment in the United States (“CFIUS”) is required or has been made with respect to the transactions contemplated by this Agreement involving Seller’s ownership interest in Buyer following the Closing. Seller has not received any written communication from CFIUS indicating an intention to review or investigate the transactions contemplated by this Agreement. To the best of Seller’s knowledge, there are no facts, circumstances, or events that would reasonably be expected to give rise to a CFIUS review or investigation in connection with the transactions contemplated by this Agreement involving Seller’s ownership interest in Buyer following the Closing. Seller shall promptly notify Buyer in writing if, after the date of this Agreement, Seller becomes aware of any fact or circumstance that could reasonably be expected to result in a CFIUS review being required for the transactions contemplated herein involving Seller’s ownership interest in Buyer following the Closing.

(e) The Company is in compliance with all applicable Laws in Hong Kong regarding foreign investments and national security.

Section 3.19 Regulatory Matters.

(a) (i) The Company and its Subsidiaries currently conduct, and have at all times since the Company Incorporation Date conducted, their respective businesses in compliance with all Laws applicable to their respective operations, activities or services and any Orders to which they are a party or are subject, including any settlement agreements or corporate integrity agreements, (ii) except for routine matters arising in the ordinary course of business, none of the Company or any of its Subsidiaries has received any written notice, citation, suspension, revocation, limitation, warning, or request for repayment or refund issued by a Governmental Authority which alleges or asserts that the Company or any of its Subsidiaries has violated any Laws or which requires or seeks to adjust, modify or alter the Company’s or any of its Subsidiary’s operations, activities, services or financial condition that has not been fully and finally resolved to the Governmental Authority’s satisfaction without further Liability to the Company and its Subsidiaries and (iii) there are no restrictions imposed by any Governmental Authority upon the Company’s or any of its Subsidiaries’ business, activities or services which would restrict or prevent the Company or any of its Subsidiaries from operating as it currently operates.

(b) As of the date of this Agreement, (i) the Company and each of its Subsidiaries and (ii) to the Knowledge of the Company, all of their respective directors, officers, agents and employees, are in material compliance with, to the extent applicable, all Laws arising out of their employment or board relationship with the Company.

Section 3.20 Transactions contemplated herein with Affiliates. Except for the agreements provided to Buyer, there are no transactions, arrangements or Contracts between the Company or any Subsidiary of the Company, on the one hand, and any stockholder, officer, director, or Affiliate (other than the Company and its Subsidiaries) of the Company, on the other hand, other than employment relationships, equity arrangements and compensation, benefits, travel advances and employee loans in the ordinary course of business.

Section 3.21 Brokers. No broker, finder, adviser or investment banker is entitled to any brokerage, success, finder’s or other similar fee or commission in connection with the transactions contemplated herein based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Article IV. REPRESENTATIONS AND WARRANTIES OF BUYER

Except as (i) set forth in the corresponding sections of the disclosure letter delivered by Buyer to Seller before the execution of this Agreement (the “Buyer Disclosure Letter”), it being agreed that disclosure of any item in any section of the Buyer Disclosure Letter (whether or not an explicit cross-reference appears) shall be deemed to be disclosure with respect to any other section to which the relevance of such item is reasonably apparent or (ii) disclosed in any of the Buyer SEC Reports (excluding all disclosures included in the Buyer SEC Reports contained under the headings “Risk Factors,” “Disclosure Regarding Forward Looking Statements” or “Quantitative and Qualitative Disclosures about Market Risk”, or in any other sections to the extent such disclosures are prospective or forward-looking statements or cautionary, predictive or forward-looking in nature), Buyer represents and warrants to Seller that:

Section 4.01 Organization and Power. Each of Buyer and its Subsidiaries is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization. Buyer has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted. Each of the Subsidiaries of Buyer has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except where the failure to have such requisite power or authority would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. Each of Buyer and its Subsidiaries is duly qualified to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.02 Organizational Documents. Buyer has made available to Seller true and complete copies of the certificate of incorporation and bylaws (or similar constitutional documents) of the Company as in effect on the date of this Agreement (collectively, the “Buyer Organizational Documents”), and (i) the Buyer Organizational Documents are in full force and effect and (ii) the Buyer is not in violation in any material respect of any provision of the Buyer Organizational Documents.

Section 4.03 Governmental Authorizations. Assuming that the representations and warranties of Seller contained in Section 3.04 are true and correct, the execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated herein do not and will not require any Governmental Authorizations, other than:

(a) any filing or reports with the Securities and Exchange Commission (the “SEC”) in connection with the transactions contemplated herein or as may be necessary to comply with Nasdaq rules and regulations and other applicable securities Laws;

(b) such other Governmental Authorizations, where the failure to obtain such Governmental Authorizations would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.04 Corporate Authorization. Buyer has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a legal, valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles).

Section 4.05 Non-Contravention. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated herein do not and will not (a) contravene or conflict with, or result in any violation or breach of, any provision of (i) the Buyer Organizational Documents or (ii) the comparable organizational or governing documents of any of the Subsidiaries of Buyer, (b) contravene or conflict with, or result in any material violation or breach of, any Law applicable to Buyer or any of its Subsidiaries or by which any of Buyer’s assets are bound, assuming that all Governmental Authorizations described in Section 4.03 have been obtained or made, (c) result in any violation, termination, acceleration of any material obligation, cancelation or breach of, or constitute a default (with or without notice or lapse of time or both) or require any notice or consent under, any material contracts of Buyer or real property leases of Buyer to which Buyer or any of its Subsidiaries is a party or by which any assets of the Buyer are bound, or (d) result in the creation of any Liens (other than Permitted Liens) upon any of assets of Buyer, except, in the case of clauses (c) and (d), as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.06 Litigation. From April 30, 2023 through the date of this Agreement, (a) there are no Legal Actions pending or, to the Knowledge of Buyer, threatened against Buyer or any of its Subsidiaries or any of their assets or properties that would, individually or in the aggregate, reasonably be expected to be material to Buyer and its Subsidiaries and (b) there are no Orders outstanding against Buyer and its Subsidiaries or any of their assets or properties that would, individually or in the aggregate, reasonably be expected to be material to Buyer and its Subsidiaries.

Section 4.07 Brokers. No broker, finder, adviser or investment banker is entitled to any brokerage, success, finder’s or other similar fee or commission in connection with the transactions contemplated herein based upon arrangements made by or on behalf of Buyer or any of its Subsidiaries.

Section 4.08 Capitalization.

(a) As of the date of this Agreement, Buyer’s authorized capital consists solely of 300,000,000 shares of Buyer Common Stock (the “Buyer Stocks”).

(b) Except as set forth in Schedule 4.08(b) of the Buyer Disclosure Letter, (i) there are no other outstanding Buyer Stocks, (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities, rights of first refusal, preemptive rights, or other similar rights, agreements or commitments (other than this Agreement) relating to the issuance or acquisition of Buyer Stocks or other capital stock to which Buyer is a party obligating Buyer to (A) issue, transfer or sell any Buyer Stocks or other capital stock or other equity interests of Buyer or securities convertible into or exchangeable for Buyer Stocks or (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem, repurchase or otherwise acquire any Buyer Stocks, or (D) provide an amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

(c) All outstanding shares of Buyer Stocks have been duly authorized and are validly issued, fully paid and non-assessable and not subject to any pre-emptive rights.

(d) Except as set forth in Schedule 4.08(d) of the Buyer Disclosure Letter, there are no outstanding contractual obligations of the Buyer or any of its Subsidiaries, if any, to repurchase, redeem or otherwise acquire any shares of Buyer Stocks.

(e) There are no voting trusts, proxies or similar agreements, arrangements or commitments to which Buyer is a party with respect to the voting of any Buyer Stocks. There are no bonds, debentures, notes or other instruments of indebtedness of Buyer that entitle the holder of such instruments of indebtedness to vote together with stockholders of Buyer on any matters with respect to Buyer.

Section 4.09 SEC Filings and the Sarbanes-Oxley Act. Buyer has filed with or furnished to the SEC (subject to extensions pursuant to Exchange Act Rule 12b-25) each report, statement, schedule, form, certification or other document (including exhibits and all other information incorporated therein) or filing required by applicable Law to be filed with or furnished by Buyer to the SEC.

Section 4.10 Financial Statements. The audited financial statements and unaudited interim financial statements of Buyer included in the Buyer SEC Reports:

(a) complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC;

(b) were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes to those financial statements); and

(c) fairly presented in all material respects the financial position of Buyer as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and the absence of notes). Buyer maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably sufficient (i) to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (B) that transactions are executed only in accordance with the authorization of management, and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Buyer’s properties or assets that could have a material effect on the financial statements and (ii) such that all material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

Section 4.11 Taxes.

(a) (i) All income and other material Tax Returns required to be filed by or with respect to Buyer has been timely filed (taking into account all applicable extensions), and all such Tax Returns are true, complete and correct in all material respects, (ii) the Buyer has fully and timely paid (or have had paid on their behalf) all material Taxes due and payable (whether or not shown to be due on any Tax Return) and have made adequate provision in accordance with GAAP for all material Taxes not yet due and payable in the most recent financial statements contained in the Buyer SEC Reports, and (iii) the Buyer has complied in all material respects with all applicable Laws relating to the withholding and payment over to the appropriate Governmental Authority of all Taxes required to be withheld by Buyer.

(b) (i) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, any material Taxes due from the Buyer for any taxable period and no request for any such waiver or extension is currently pending, (ii) no audit is pending or threatened in writing with respect to any material Taxes due from or with respect to the Buyer, (iii) no claim in writing has been made by any Governmental Authority in a jurisdiction where the Buyer do not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and (iv) all material deficiencies for Taxes asserted or assessed in writing against the Buyer have been fully and timely paid or properly reflected under GAAP in the most recent financial statements contained in the Buyer SEC Reports.

(c) There are no Liens for Taxes upon the assets or properties of the Buyer, except for Permitted Liens.

(d) Buyer has no Liability for the Taxes of any Person (other than Buyer or its Subsidiaries) under applicable Tax Laws, as a transferee, as a successor, by contract (other than pursuant to any ordinary course contract, the principal purpose of which does not relate to Taxes).

(e) Buyer will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting adopted prior to the Closing for a taxable period ending on or prior to the Closing Date, (ii) any intercompany transaction or any excess loss account described in applicable Tax Laws, (iii) any installment sale or open transaction disposition made prior to the Closing, (iv) any item of deferred revenue, (v) any prepaid amounts received prior to the Closing Date, or (vi) any agreement entered into with any Governmental Authority with respect to Taxes.

Section 4.12 Permits; Compliance with Law.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, Buyer is in possession of all material Permits necessary for Buyer to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (collectively, the “Buyer Permits”). All such Buyer Permits are in full force and effect in all material respects and no suspension or cancelation of any of the Buyer Permits is pending or, to the Knowledge of Buyer, has been threatened in writing against Buyer.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, Buyer has at all times since September 14, 2023 been in compliance in all material respects with (i) all Laws applicable to Buyer or by which any of Buyer’s assets is bound and (ii) all Laws applicable to, and the terms and conditions of, any Buyer Permits.

Section 4.13 Regulatory Matters.

(a) (i) Buyer currently conducts, and has at all times since September 14, 2023, conducted its business in compliance in all material respects with all Laws applicable to its operations, activities or services and any Orders to which it is a party or are subject, including any settlement agreements or corporate integrity agreements, (ii) except for routine matters arising in the ordinary course of business, Buyer has not received any written notice, citation, suspension, revocation, limitation, warning, or request for repayment or refund issued by a Governmental Authority which alleges or asserts that Buyer has violated any Laws or which requires or seeks to adjust, modify or alter Buyer’s operations, activities, services or financial condition that has not been fully and finally resolved to the Governmental Authority’s satisfaction without further Liability to Buyer and (iii) there are no restrictions imposed by any Governmental Authority upon Buyer’s business, activities or services which would restrict or prevent the Buyer from operating as it currently operates.

(b) As of the date of this Agreement, (i) Buyer and (ii) to the Knowledge of Buyer, all of its directors, officers, agents and employees, are in compliance with, to the extent applicable, all Laws arising out of their employment or board relationship with Buyer.

Section 4.14 Valid Issuance. The Consideration to be issued at the Closing will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

Section 4.15 Separation Agreement. The Separation Agreement, when duly executed by all parties thereto, will be enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles), and upon the completion of the transactions contemplated therein, will irrevocably sell, transfer or assign all of the Legacy Business existing on or prior to the Record Date to and be for the account of NewCo.

Article V. COVENANTS

Section 5.01 Conduct of Business of the Company. From and after the date of this Agreement and prior to the Closing or the date, if any, on which this Agreement is earlier terminated pursuant to Article VII, except as expressly contemplated by this Agreement, as set forth in Schedule 5.01 of the Seller Disclosure Letter or as required by Law, without the prior written consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed, Seller shall cause the Company and its Subsidiaries to use reasonable best efforts to (x) conduct its operations only in the ordinary course of business (any such action, inaction, activity or conduct, a “Company Response Action”) and (y) maintain and preserve intact its business organization, to retain the services of its current officers and employees (it being understood that no increases in any compensation or benefits, including any incentive, retention or similar compensation shall be required in respect thereof) and to preserve the good will of its material customers, suppliers, agents, employees and other Persons with whom it has material business relationships. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, as set forth in Schedule 5.01 of the Seller Disclosure Letter or required by applicable Law, from and after the date of this Agreement and prior to the Closing or the date, if any, on which this Agreement is earlier terminated pursuant to Article VII, Seller shall cause the Company (or its Subsidiaries as applicable) to not take any of the following actions, without the prior written consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed:

(a) Organizational Documents. Amend any of the Company Organizational Documents or any of the comparable organizational documents of any of the Company’s Subsidiaries (including partnership agreements and limited liability company agreements);

(b) Dividends. Make, declare or pay any dividend or distribution on any shares of its capital stock or enter into any agreement restricting or limiting the ability of the Company or any of its Subsidiaries to make any payment of dividends or to make any distributions to its stockholders, other than (i) dividends and distributions by wholly owned Subsidiaries of the Company in the ordinary course of business and (ii) such restrictions or limitations as are required by applicable Law;

(c) Capital Stock. (i) Adjust, split, combine or reclassify its capital stock or ordinary shares of the Company, (ii) issue, redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock, equity interest, or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or equity interest (other than pursuant to the vesting, exercise or settlement of awards under any incentive plan of the Company, if any, outstanding as of the date of this Agreement) or (iii) enter into any Contract with respect to the voting or registration of its capital stock or equity interest;

(d) Indebtedness; Guarantees. Assume or guarantee any indebtedness for borrowed money other than (a) pursuant to any indebtedness instrument outstanding as of the date of this Agreement and made available to Buyer, (b) in connection with interest rate hedges on terms in the ordinary course of business consistent with past practice, or (c) pursuant to any letters of credit that the Company enters into in the ordinary course of its business;

(e) Tax. File any material amended Tax Return, settle any material Tax claim or assessment, surrender in writing any right to claim a material refund of Taxes, consent to (or request) any extensions or waiver of the limitation period applicable to any material Tax claim or assessment, or enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) or any voluntary disclosure agreement with any Governmental Authority, in each case, with respect to a material amount of Taxes;

(f) Accounting. Materially change its accounting policies or procedures or any of its methods of reporting income, deductions or other items for material accounting purposes or revalue any of its material assets other than as required by changes in IFRS or applicable Law after the date hereof;

(g) Dispositions. Except for the Separation Agreement, sell, lease, license, transfer, pledge, encumber, grant or dispose of any Company Assets, including any Intellectual Property rights and the capital stock of Subsidiaries of the Company, that are material to the Company and its Subsidiaries, taken as a whole other than (A) in connection with products or services offered or provided in the ordinary course of business, (B) the disposition of used, obsolete or excess equipment in the ordinary course of business or (C) expirations of Company Registered IP in accordance with the applicable statutory term, grants of non-exclusive licenses of Company Owned Intellectual Property, or dispositions of non-material Company Owned Intellectual Property, in each case in the ordinary course of business;

(h) Legal Actions. Commence, initiate, waive, release, assign, settle or compromise any Legal Action, or enter into any settlement agreement or other understanding or agreement with any Governmental Authority (other than in the case of this clause, entry into commercial agreements not relating to a dispute with such Governmental Authority in the ordinary course of business) relating to the Company or any of its Subsidiaries, other than any such waiver, release, assignment, settlement or compromise with a Person that is not a Governmental Authority that is limited only to the payment of money or other form of value that, collectively in respect of such waiver, release, assignment, settlement or compromise, is not in excess of $500,000 individually or $1,000,000 in the aggregate;

(i) Affiliate transactions contemplated herein. Enter into or amend any arrangement or Contract with any Affiliate, director, officer or stockholder of the Company that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated herein;

(j) Inhibiting transactions contemplated herein. Take any action that would reasonably be expected to result in any of the conditions to the transactions contemplated herein set forth in Article VI of this Agreement not being satisfied or satisfaction of those conditions being materially delayed; or

(k) Related Actions. Agree in writing or otherwise enter into a binding agreement to do any of the foregoing.

Section 5.02 Conduct of Business of Buyer. From and after the date of this Agreement and prior to the Closing or the date, if any, on which this Agreement is earlier terminated pursuant to Article VII, except as expressly contemplated by this Agreement, as set forth in Section 5.02 of the Buyer Disclosure Letter or as required by Law, without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed, Buyer shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to (x) conduct its operations only in the ordinary course of business (any such action, inaction, activity or conduct, a “Buyer Response Action”) and (y) maintain and preserve intact its business organization, to retain the services of its current officers and employees (it being understood that no material increases in any compensation, including any incentive, retention or similar compensation shall be required in respect thereof except to the extent such increase is required in the ordinary course of business and is permitted by this Section 5.02) and to preserve the good will of its customers, suppliers, agents, employees and other Persons with whom it has material business relationships. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, as set forth in Schedule 5.02 of the Buyer Disclosure Letter or required by applicable Law, from and after the date of this Agreement and prior to the Closing or the date, if any, on which this Agreement is earlier terminated pursuant to Article VII, Buyer shall not take any of the following actions without the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed:

(a) Organizational Documents. Amend any of the Buyer Organizational Documents in a way that has a material adverse effect on the Transactions contemplated herein or the rights and obligations of the holders of the Consideration;

(b) Capital Stock. (i) Adjust, split, combine or reclassify any of the Buyer Stocks, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any of the Buyer Stocks, or any securities convertible or exchangeable into or exercisable for any Buyer Stocks (other than pursuant to the vesting, exercise or settlement of awards under any incentive plan of Buyer, if any, outstanding as of the date of this Agreement) or (iii) enter into any Contract with respect to the voting or registration of the Buyer Stocks;

(c) Indebtedness; Guarantees. Assume or guarantee any indebtedness for borrowed money other than (a) pursuant to any indebtedness instrument outstanding as of the date of this Agreement and made available to Seller, (b) in connection with interest rate hedges on terms in the ordinary course of business consistent with past practice, or (c) pursuant to any letters of credit that Buyer enters into in the ordinary course of its business;

(d) Tax. File any material amended Tax Return, settle any material Tax claim or assessment, surrender in writing any right to claim a material refund of Taxes, consent to (or request) any extensions or waiver of the limitation period applicable to any material Tax claim or assessment, or enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) or any voluntary disclosure agreement with any Governmental Authority, in each case, with respect to a material amount of Taxes; nor shall Buyer, without the prior written consent of Seller, take any action that is reasonably likely to result in material tax liability being assessed following the Closing Date;

(e) Legal Actions. Commence, initiate, waive, release, assign, settle or compromise any Legal Action, or enter into any settlement agreement or other understanding or agreement with any Governmental Authority (other than in the case of this clause, entry into commercial agreements not relating to a dispute with such Governmental Authority in the ordinary course of business), other than any such waiver, release, assignment, settlement or compromise with a Person that is not a Governmental Authority that is limited only to the payment of money or other form of value that, collectively in respect of such waiver, release, assignment, settlement or compromise, is not in excess of $500,000 individually or $1,000,000 in the aggregate and is capable of being satisfied prior to the Closing Date and such obligation, if not satisfied by the Closing Date, will be irrevocably transferred to NewCo pursuant to the Separation Agreement, without subsequent recourse to Buyer;

(f) Affiliate transactions contemplated herein. Except for the Separation Agreement, enter into or amend any arrangement or Contract with any Affiliate, director, officer or stockholder of Buyer that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated herein;

(g) Inhibiting transactions contemplated herein. Take any action that would reasonably be expected to result in any of the conditions to the transactions contemplated herein set forth in Article VI of this Agreement not being satisfied or satisfaction of those conditions being materially delayed; or

(h) Discussions with competing targets. Except for the Separation Agreement and the transactions contemplated therein and the issuances of certain Buyer Stocks to directors and management personnel after the date of this Agreement, which issuances will be included in the Proxy Statement, (i) entertain, encourage, solicit or accept offers or proposals by any third party for any transaction that is an alternative to the transactions contemplated herein, including with respect to (x) the sale or other disposition of all or substantially all of the Buyer’s assets, business or subsidiaries, except for the Legacy Business (y) the sale or other disposition of shares of Buyer Stocks, except as may be required or contemplated herein or pursuant to the conversion of any convertible securities of Buyer existing as of the date hereof, and (z) the purchase by Buyer of a third-party company’s shares, assets or business, or (ii) negotiate or discuss, or enter into any agreements or understandings with respect to, any of the foregoing transactions; or

(i) Related Actions. Agree in writing or otherwise enter into a binding agreement to do any of the foregoing.

Section 5.03 Access to Information; Confidentiality. From the date of this Agreement through the Closing (or if earlier, the date on which this Agreement is terminated pursuant to Article VII), Seller shall, and shall cause the Company or its other Subsidiaries to, (i) provide to Buyer and its Representatives access, at reasonable times upon prior notice, to the officers, employees, properties, books and records of the Company and its Subsidiaries, and (ii) furnish promptly such information concerning the Company and its Subsidiaries as Buyer or its Representatives may reasonably request. Notwithstanding the foregoing, the Company shall not be required to provide such access if it reasonably determines that it would (A) materially impair the business or operations of the Company or any of its Subsidiaries, (B) cause a violation of any Company Material Contract, or (C) constitute a violation of any applicable Law. Nothing herein shall require the Company or Buyer or any of their respective Subsidiaries to disclose information to the extent such information would result in a waiver of attorney-client privilege, work product doctrine or similar privilege or violate any confidentiality obligation of such Party existing as of the date of this Agreement (provided that such Party shall use reasonable best efforts to permit such disclosure to be made in a manner consistent with the protection of such privilege or to obtain any consent required to permit such disclosure to be made without violation of such confidentiality obligations, as applicable). Notwithstanding the foregoing, no Company Response Action or Buyer Response Action shall be deemed to violate or breach this Section 5.03 in any way or serve as a basis for Buyer or the Company or any of their respective Affiliates to terminate this Agreement or assert that any condition in Article VI shall not have been satisfied.

Section 5.04 Consents; Filings; Further Action. Subject to the terms and conditions of this Agreement, Buyer and Seller shall (and Seller shall cause the Company and its Subsidiaries to) each use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing all things necessary, proper or advisable under applicable Laws to (i) make any necessary filings promptly after signing of this Agreement and obtain all necessary actions, waivers, registrations, permits, authorizations, Orders, consents and approvals from Governmental Authorities, the expiration or early termination of any applicable waiting periods, and make all necessary registrations and filings (including filings with Governmental Authorities, if any) and take all steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, in order to consummate the transactions contemplated herein as promptly as practicable and in any event prior to the Termination Date and (ii) deliver required notices or any necessary additional instruments to, and obtain required consents, waivers or any additional instruments necessary from, Third Parties in order to consummate the transactions contemplated herein as promptly as practicable and in any event prior to the Termination Date. In furtherance of the undertakings under this Section 5.04, Buyer and Seller shall use their reasonable best efforts to obtain clearance under any applicable Antitrust Laws so as to enable the Parties to consummate the transactions contemplated herein as promptly as practicable, and in any event prior to the Termination Date.

Section 5.05 Organizational Documents. Seller shall cause the Company to amend and restate the Company Organizational Documents as may be necessary and appropriate to reflect the terms and conditions of the Definitive Agreements.

Section 5.06 Directors and Officers.

(a) Company Board. At or after the Closing, the Company shall, and Seller shall cause the Company to, take all necessary actions such that, until successors are duly elected or appointed and qualified in accordance with applicable Law, or until their earlier death, resignation or removal in accordance with the Company Organizational Documents, one (1) individual is appointed by Buyer to serve as a director on the board of directors of the Company on or prior to the Closing. Such individual shall be as identified and designated by Buyer in writing.

(b) Buyer Board. At or after the Closing, the Parties shall take all necessary actions such that, until successors are duly elected or appointed and qualified in accordance with applicable Law, or until their earlier death, resignation or removal in accordance with the organizational documents of Buyer, subject to applicable Nasdaq or SEC rules and requirements, including those relating to the number of independent directors, the Buyer Board shall comprise those individuals designated by Seller in writing, delivered to Buyer, at least five business days in advance of the Closing Date. All current members of the Buyer Board shall resign with such resignation being effective on the later of (i) the Closing Date or (ii) the appointment or election of the new Buyer Board pursuant to this Section 5.06(b).

Section 5.07 Public Announcement. The Parties shall consult with each other before issuing any press release or otherwise making any public statements about this Agreement or any of the transactions contemplated herein. No Party shall issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Law or Nasdaq rules, in which case that Party shall use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement. Notwithstanding the foregoing, without the prior consent of the other parties, Buyer or Seller may (a) communicate with its respective customers, vendors, suppliers, financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable Law to the extent such communications consist of information included in a press release or other document previously approved for external distribution by the other Party and (b) issue public statements or disseminate information to the extent solely related to the operation of the business of such Party. Buyer and Seller will each issue a press release announcing the execution of this Agreement, each of which shall be reasonably acceptable to the other Party.

Section 5.08 Fees and Expenses. Except as explicitly provided otherwise in this Agreement, whether or not the transactions contemplated herein are consummated, all expenses (including those payable to Representatives) incurred by any Party or on its behalf in connection with this Agreement and the transactions contemplated herein (“Expenses”) shall be paid by the Party incurring those Expenses. For avoidance of doubt, all Buyer expenses will either be paid, or transferred under the Separation Agreement, at Closing.

Section 5.09 Notification of Certain Matters. Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of (a) the occurrence of any event known to it which would reasonably be expected to, individually or in the aggregate, (i) in the case of the Company, have a Company Material Adverse Effect, or, in the case of Buyer, have a Buyer Material Adverse Effect, (ii) cause any condition set forth in Article VI to be unsatisfied in any material respect at any time prior to the Closing or (iii) cause any authorization, consent, Order, declaration or approval of any Governmental Authority or Third Party necessary for the consummation of the transactions contemplated herein to not be obtained by the Termination Date or (b) any action, suit, proceeding, inquiry or investigation pending or, to the Knowledge of the Company or Buyer, threatened which questions or challenges the validity of this Agreement or the ability of any party to consummate the transactions contemplated herein; provided, however, that the delivery of any notice pursuant to this Section 5.09 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice nor shall the party giving such notice be prejudiced with respect to any such matters solely by virtue of having given such notice.

Section 5.10 Stamp Duty. All stamp duty (including fines, penalties and interest) that may be payable on or in connection with this Agreement and any instrument executed under this Agreement shall be borne equally by Seller and Buyer.

Section 5.11 Proxy Statement.

(a) The Company shall, and Seller shall cause the Company to, provide to Buyer all information in its possession, including certificates or other statements, concerning the Company as may be reasonably requested by Buyer in connection with the Proxy Statement and shall otherwise reasonably assist and cooperate with Buyer in the preparation of the Proxy Statement; provided, that Buyer shall (x) provide the Company with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings and (y) shall include in such drafts, correspondence and filings all comments reasonably proposed by the Company.

(b) The Proxy Statement shall comply as to form and substance in all material respects with the applicable provisions of the Securities Act and the Exchange Act and other applicable Laws.

(c) Buyer agrees that none of the information to be included or incorporated by reference in the Proxy Statement, and any pro forma financial statements included therein, will, at the date it is first mailed to the stockholders of Buyer or at the time of the Buyer Stockholders Meeting or at the time of any amendment or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is made by Buyer with respect to statements made or incorporated by reference therein to the extent based on information supplied by or on behalf of the Company or any Affiliate of the Company in connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein. Seller and the Company hereby jointly and severally covenant and agree that none of the information to be supplied by or on behalf of the Company or any Affiliate thereof for inclusion or incorporation by reference in the Proxy Statement, shall, at the date it is first mailed to the stockholders of Buyer or at the time of the Buyer Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is made by Seller and the Company with respect to statements made or incorporated by reference therein to the extent based on information supplied by Buyer in connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein.

(d) Buyer shall use reasonable best efforts to (i) set a record date for the Buyer Stockholders Meeting, and (ii) cause the Proxy Statement to be mailed to the stockholders of Buyer as promptly as practicable, and (iii) as promptly as practicable after the mailing of the Proxy Statement, if any, solicit proxies from the holders of the Buyer Common Stock to give the Buyer Stockholder Approval.

Section 5.12 Third-party Consents. Following the date of this agreement, Buyer shall use its best efforts to obtain the requisite consents from applicable third parties, including lenders or creditors of Buyer, with respect to the Separation Agreement and the transactions contemplated therein.

Article VI. CONDITIONS

Section 6.01 Conditions to Each Party’s Obligation to Consummate the transactions contemplated herein. The respective obligation of each Party to effect the transactions contemplated herein is subject to the satisfaction on or before the Closing Date of each of the following conditions, unless waived in writing by each of Buyer and Seller:

(a) Buyer Stockholder Approval. This Agreement, transactions contemplated herein, and any such other matters related hereto shall have been duly approved and adopted by the holders of shares of Buyer Common Stock (such approval and adoption, the “Buyer Stockholder Approval”).

(b) FINRA Approval. The Reverse Stock Split shall have been approved by FINRA.

(c) Listings.

(i) The existing shares of Buyer Common Stock shall have been continually listed on Nasdaq as of and from the date of this Agreement through the Closing Date, and Buyer has not received an Order indicating that Buyer’s Common Stock will be delisted from Nasdaq.

(ii) Buyer and the Company shall reasonably cooperate in good faith to effectuate the Reverse Stock Split and obtain approval from Nasdaq of a new listing application to be submitted to Nasdaq in connection with the Transaction.

(d) Approvals. The Parties shall have received all approvals from any Governmental Authority necessary to consummate the transaction.

(e) No Orders. There shall not have been enacted, promulgated or made effective after the date of this Agreement any Law by a Governmental Authority of competent jurisdiction that enjoins or otherwise prohibits or makes illegal, or any Legal Action by any Governmental Authority seeking to enjoin or prohibit or make illegal, consummation of the transactions contemplated herein and there shall not be in effect any injunction (whether temporary, preliminary or permanent) by any Governmental Authority of competent jurisdiction that enjoins or otherwise prohibits consummation of the transactions contemplated herein.

Section 6.02 Conditions to Obligations of Buyer. The obligation of Buyer to effect the transactions contemplated herein is also subject to the satisfaction on or before the Closing Date of the following conditions, unless waived in writing by Buyer:

(a) Representations and Warranties. Each of the representations and warranties of Seller contained in Article III (Representations and Warranties of Seller) shall be true and correct, in each case as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), except where the failure of any such representations and warranties to be so true and correct (without regard to any materiality, in all material respects, Company Material Adverse Effect, or similar qualifications set forth in any such representation or warranty) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Performance of Obligations. Seller shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or before the Closing Date.

(c) Absence of Company Material Adverse Effect. No event, circumstance, development, change or effect shall (i) have occurred since the date of this Agreement that, individually or in the aggregate, has caused a Company Material Adverse Effect, or (ii) continue to occur that would reasonably be expected to cause, individually or in the aggregate, a Company Material Adverse Effect.

(d) Completion of Due Diligence. Buyer (and its advisors) shall have completed its due diligence review of the Company and its Subsidiaries to the reasonable satisfaction of Buyer.

(e) Seller’s Certificate. Buyer shall have received a certificate, signed by Seller certifying as to the matters set forth in Section 6.02(a), Section 6.02(b), and Section 6.02(c).

(f) Payments. Seller shall have caused, and provided evidence of, the completion of payments contemplated under Section 1.03(a) and Section 1.03(b).

(g) Third-Party Consent to Separation Agreement. Buyer shall have received the requisite consents from applicable third parties, including lenders or creditors of Buyer, with respect to the Separation Agreement and the transactions contemplated therein. Such third-party consent shall remain in effect through, and shall not have been withdrawn by the applicable third party prior to, the Closing.

Section 6.03 Conditions to Obligations of Seller. The obligation of Seller to effect the transactions contemplated herein is also subject to the satisfaction on or before the Closing Date of the following conditions, unless waived in writing by Seller:

(a) Representations and Warranties. Each of the representations and warranties of Buyer contained in Article IV (Representations and Warranties of Buyer) shall be true and correct, in each case as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), except where the failure of any such representations and warranties to be so true and correct (without regard to any materiality, in all material respects, Buyer Material Adverse Effect, or similar qualifications set forth in any such representation or warranty) would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b) Performance of Obligations. Buyer shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or before the Closing Date.

(c) Separation Agreement. Seller shall have received from Buyer the Separation Agreement duly executed by the parties thereto.

Section 6.04 Frustration of Closing Conditions. Neither Seller nor Buyer may rely, either as a basis for not consummating the transactions contemplated herein or for terminating this Agreement and abandoning the transactions contemplated herein, on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was principally caused by such Party’s breach of any provision of this Agreement or failure to use the efforts to consummate the transactions contemplated herein, as required by and subject to this Agreement.

Article VII. TERMINATION, AMENDMENT AND WAIVER

Section 7.01 Termination by Mutual Consent. This Agreement may be terminated at any time before the Closing by mutual written consent of Buyer and Seller.

Section 7.02 Termination by Buyer or Seller. This Agreement may be terminated by either Buyer or Seller at any time before the Closing Date:

(a) if the transactions contemplated herein have not been consummated by the date that is 180 days from the date of this Agreement (the “Termination Date”), except that the right to terminate this Agreement under this Section 7.02(a) shall not be available to any Party whose breach of this Agreement has been a principal cause of, or principal reason for, the failure to consummate the transactions contemplated herein by such date; or

(b) if any Law is enacted, issued, promulgated or entered by a Governmental Authority of competent jurisdiction (including Nasdaq) that permanently enjoins, or otherwise prohibits consummation of the transactions contemplated herein, and (in the case of any Order) such Order has become final and non-appealable.

Section 7.03 Termination by Seller. This Agreement may be terminated by Seller:

(a) if Buyer breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.01 or Section 6.03 and cannot be cured by the Termination Date, or, if curable, has not been cured by Buyer within the earlier of (i) 30 days after Buyer’s receipt of written notice of such breach from Seller, and (ii) three Business Days prior to the Termination Date; provided Seller shall not have the right to terminate this Agreement pursuant to this Section 7.03(a) if Seller is at that time in breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would result in the conditions to Closing set forth in Section 6.01 or Section 6.02 not being satisfied;

(b) if all of the conditions set forth in Section 6.01 and Section 6.02 have been satisfied (other than any condition the failure of which to be satisfied has been principally caused by the breach of this Agreement by Buyer or any of its Affiliates and conditions that, by their nature, are to be satisfied at Closing and which were, at the time of termination, capable of being satisfied) and Buyer has failed to fulfill its obligation and agreement herein to consummate the Closing within three Business Days following written notice of such satisfaction from the Company and that the Company is ready, willing and able to consummate the transactions contemplated herein; or

(c) if the Separation Agreement is not executed at the Closing.

Section 7.04 Termination by Buyer. This Agreement may be terminated by Buyer at any time before the Closing:

(a) if the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.01 or Section 6.02 and (ii) cannot be cured by the Termination Date, or, if curable, has not been cured by the Company within the earlier of (A) 30 days after the Company’s receipt of written notice of such breach from Buyer and (B) three Business Days prior to the Termination Date; provided Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.04(a) if Buyer is at that time in breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would result in the conditions to Closing set forth in Section 6.01 or Section 6.03 not to be satisfied; or

(b) if all of the conditions set forth in Section 6.01 and Section 6.03 have been satisfied (other than any condition the failure of which to be satisfied has been principally caused by the breach of this Agreement by the Company or any of its Affiliates and conditions that, by their nature, are to be satisfied at Closing and which were, at the time of termination, capable of being satisfied) and the Company has failed to fulfill its obligation and agreement herein to consummate the Closing within three Business Days following written notice of such satisfaction from Buyer and that Buyer is ready, willing and able to consummate the transactions contemplated herein.

Section 7.05 Effect of Termination. If this Agreement is validly terminated pursuant to this Article VII, except as set forth in this Section 7.05, it shall become void and of no further force and effect, with no Liability on the part of any Party (or any stockholder or Representative of such Party), except that if such termination results from (a) fraud or (b) the willful and material (x) failure of any Party to perform its covenants, obligations or agreements contained in this Agreement or (y) breach by any Party of its representations or warranties contained in this Agreement, then such Party shall be liable for any damages incurred or suffered by the other Parties as a result of such failure or breach. The provisions of Section 5.08 (Fees and Expenses), this Section 7.05 (Effect of Termination), and Article IX (Miscellaneous) shall survive any valid termination of this Agreement. Notwithstanding anything to the contrary, if Buyer terminates this Agreement unilaterally and of its own volition other than pursuant to Section 7.01, Section 7.02, or Section 7.04, Buyer shall be liable for a termination fee in the amount of three times the fees and costs incurred by Seller in connection with the transactions contemplated herein, which fees and costs shall not in the aggregate exceed $600,000, provided that Buyer shall not be so liable for (i) not having obtained Buyer Stockholder Approval, (ii) failure or refusal of Armistice Capital, LLC (“Armistice”) to take or omit to take any action or (iii) not having obtained any Nasdaq, SEC or regulatory consent or approval required for the consummation of the transactions contemplated by this Agreement, provided in the case of (i), (ii) and (iii) that Buyer has used reasonable best efforts to ensure that such consent or approval is obtained or Armistice takes or omits to take the action in question, as applicable.

Article VIII. INDEMNIFICATION

Section 8.01 Survival of Representations and Warranties. The representations and warranties in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing and terminate on the date that is twelve (12) months following the Closing Date. Other than survival limitations for breaches of representations and warranties as set forth in this Section 8.01, the right to bring any other claim for indemnification pursuant to this Agreement shall terminate on the date that is twelve (12) months following the Closing Date.

Section 8.02 Indemnification Obligations and Procedures.

(a) Indemnification Obligations of Seller. From and after the Closing, subject to the limitations set forth herein, Seller shall indemnify Buyer and its Affiliates, employees, agents, partners, shareholders, members, officers, directors, representatives, successors and permitted assigns (the “Buyer Indemnified Parties”) and hold them harmless against any Losses any such Buyer Indemnified Party may suffer or become subject to as a result of, or which arise out of, relate to, or are caused by:

(i) any inaccuracy in or breach of any representation or warranty set forth in ARTICLE III or in any certificate delivered by Seller pursuant to this Agreement; or

(ii) any breach of any covenant or agreement of Seller set forth in this Agreement.

(b) Indemnification Obligations of Buyer. From and after the Closing, subject to the limitations set forth herein, Buyer shall indemnify Seller and its respective Affiliates, employees, agents, partners, representatives, successors and permitted assigns (“Seller Indemnified Parties”) and hold them harmless from and against any Losses which the Seller Indemnified Parties may suffer or become subject to as a result of, or which arise out of, relate to, or are caused by:

(i) any inaccuracy in or breach of any representation or warranty set forth in ARTICLE IV except with respect to Section 4.15, or in any certificate delivered by Buyer pursuant to this Agreement; or

(ii) any breach of any covenant or agreement of Buyer set forth in this Agreement.

(c) Limitations on Indemnification Obligations. Notwithstanding Section 8.02(a) and Section 8.02(b) hereof, neither Seller nor Buyer shall be required to indemnify the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, in respect of any Loss subject to indemnification under Section 8.02(a) or Section 8.02(b), as the case may be, (x) unless and until the aggregate amount of all Losses subject to indemnification thereunder (other than Losses thereunder to which the Threshold does not apply in accordance with the last sentence of this Section 8.02(c)) exceeds $100,000 (the “Threshold”), at which time Seller or Buyer shall be liable for the full amount of all such Losses from and including the first dollar of any Losses. Notwithstanding anything herein to the contrary, the Threshold shall not apply to Losses to the extent such Losses arise from, relate to or are accrued, suffered or incurred as a result of fraud.

(d) Third-Party Claims. Any Person making a claim for indemnification under this Section 8.02 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any Action against it (if by a third party) (each a “Third-Party Claim”), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) the Indemnitor has been materially prejudiced thereby. Any Indemnitor shall be entitled to participate in the defense of such Action giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense.

(e) Direct Claims. Any claim by an Indemnitee on account of Losses which do not result from a Third-Party Claim (a “Direct Claim”) will be asserted by giving the Indemnitor reasonably prompt written notice thereof (such notice, a “Direct Claim Notice”). A Direct Claim Notice will describe the Direct Claim in reasonable detail and indicate the estimated amount of Losses (if estimable) that have been or may be sustained by the Indemnitee. The Indemnitor will have a period of 30 days within which to respond in writing to such Direct Claim. If the Indemnitor does not so respond within such 30-day period, then the Indemnitor will be deemed to have accepted such claim, in which event the Indemnitee shall be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement. If an objection is timely given by the Indemnitor, then the Indemnitee and the Indemnitor shall discuss such objection in good faith for a period of 30 days from the date the Indemnitee receives such objection (such period, or such longer period as agreed in writing by the parties, is hereinafter referred to as the “Discussion Period”). If the Direct Claim that is the subject of the Direct Claim Notice has not been resolved prior to the expiration of the Discussion Period, then the Indemnitor and the Indemnitee will be free to pursue such remedies as may be available to them on the terms and subject to the provisions of this Agreement.

(f) Notice of Claims. A failure to give timely notice or to include any specified information in any notice as provided in this Section 8.02 will not affect the rights or obligations of any party hereunder, except to the extent that, as a result of such failure, any party which was entitled to receive such notice was materially prejudiced as a result of such failure.

(g) Recoveries. The amount of any Loss suffered by an Indemnitee under this Agreement will be reduced by the amount, if any, of the cash recovery (net of deductible or reasonable out of pocket expenses incurred in obtaining such recovery and the amount of any retrospective or other current increase in insurance premiums to the extent attributable to the payment of such cash recovery or the existence of such Losses) that the Indemnitee has actually received with respect thereto under any insurance policies.

(h) Effect of Investigation. Subject to the Seller Disclosure Letter and the Buyer Disclosure Letter, an Indemnitee’s right to indemnification, reimbursement or other remedies based upon the representations, warranties, covenants and agreements of an Indemnitor shall not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time (whether before, on or after the date hereof) by an Indemnitee or its officers, directors, managers, employees, equity holders, agents or representatives with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or agreement or the waiver by the Indemnitee of any condition based on the accuracy of any such representation or warranty or compliance with any such covenant or agreement. Such representations, warranties, covenants and agreements shall not be affected or deemed waived by reason of the fact that the Indemnitee knew or should have known that any representation or warranty might be inaccurate or that the Indemnitor failed to comply with any covenant or agreement. Any investigation by an Indemnitee or its officers, directors, managers, employees, equity holders, agents or representatives shall be for such Indemnitee’s own protection only and shall not affect or impair any right or remedy hereunder.

(i) Disregard for Qualifications as to Materiality. Notwithstanding anything in this Agreement to the contrary, for purposes of determining whether any representation or warranty has been breached and the amount of Losses arising therefrom, each representation and warranty in this Agreement and the schedules and exhibits hereto shall be read without regard and without giving effect to the terms “knowledge”, “material,” “in all material respects,” “Material Adverse Effect,” “except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect” or similar words or phrases contained in such representation or warranty (as if such words or phrases were deleted from such representation and warranty).

(j) Fraud. Notwithstanding anything in this Agreement to the contrary (including any survival periods applicable to the representations, warranties, covenants or agreements contained herein, any limitations on remedies or recoveries, any disclaimers of reliance or any similar limitations or disclaimers, nothing in this Agreement (or elsewhere) shall limit or restrict any Indemnitee’s rights or ability to maintain or recover any amounts in connection with any action or claim based upon fraud.

(k) Latent Liabilities. Notwithstanding anything to the contrary contained herein, with respect to Section 1.04 or any inaccuracy in or breach of Section 4.15 where any Liabilities of Buyer relating to the period prior to the Record Date, except as otherwise agreed by the parties, remain on the books of, or is borne by, Buyer after the Closing Date, then Buyer shall be entitled to claim against the Closing Cash Deposit in the Escrow Account pursuant to Section 1.03(c) for Losses arising from such Liabilities that remain with or borne by Buyer after the Closing Date. For avoidance of doubt, Seller shall first claim against the Closing Cash Deposit and if and only if Buyer’s Loss arising from such Liabilities exceed Closing Cash Deposit then NewCo, pursuant to the Separation Agreement, shall be liable for Buyer’s Losses in excess of the Closing Cash Deposit.

Article IX. MISCELLANEOUS

Section 9.01 Certain Definitions. For purposes of this Agreement:

(a) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise.

(b) “Antitrust Laws” means the HSR Act, the Federal Trade Commission Act, the Sherman Anti-trust Act of 1890, the Clayton Antitrust Act of 1914, as amended, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c) “Business Day” means any day other than Saturday, Sunday or a day on which commercial banks in New York or Hong Kong are authorized or required by Law to close, and shall consist of the time period from 12:01 a.m. through 12:00 midnight New York time.

(d) “Buyer Material Adverse Effect” means any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or in the aggregate with any one or more other Effects, would reasonably be expected to (x) result in a material adverse effect on the business, assets, Liabilities, results of operations or condition (financial or otherwise) of Buyer and its Subsidiaries, taken as a whole or (y) prevent, or materially impair or delay, the ability of Buyer to consummate the transactions contemplated herein or otherwise perform any of its obligations under this Agreement; provided, however, solely with respect to clause (x), no Effect (by itself or when aggregated or taken together with any and all other Effects) directly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be, constitute, or be taken into account when determining, a “Buyer Material Adverse Effect,” has occurred or may, would or could occur: (a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (b) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world; (c) conditions (or changes in such conditions) in the industries in which Buyer and its Subsidiaries conduct business; (d) changes in political conditions in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (f) pandemics, epidemics or disease outbreaks or any escalation or worsening of any of the foregoing (including, for the avoidance of doubt, any Effect resulting from, arising out of or otherwise related to COVID-19 (including any impact of any associated shutdown, shelter-in-place or non-essential business order or other similar measures mandated or recommended by any applicable Governmental Authority)); (g) the announcement of this Agreement or the pendency or consummation of the transactions contemplated herein, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, licensors, licensees, venture partners or employees (other than, in each case, for purposes of any representation or warranty set forth in Section 4.03 or Section 4.04); (h) changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing; (i) any actions taken or failure to take action, in each case, to which Seller has expressly requested or consented to, or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement, or the failure to take any action prohibited by this Agreement; (j) any failure by Buyer or any of its Subsidiaries to meet any internal or external projections or forecasts or any decline in the price of Buyer Common Stock (but excluding, in each case, the underlying causes of such failure or decline, as applicable, which may themselves constitute or be taken into account in determining whether there has been, or would be, a Buyer Material Adverse Effect); or (k) any breach of this Agreement by the Company; provided, further, that any Effect relating to or arising out of or resulting from any change or event referred to in clauses (a) through (f) or (h) above may constitute, and be taken into account in determining the occurrence of, a Buyer Material Adverse Effect if and only to the extent that such change or event has a disproportionate impact on Buyer and its Subsidiaries as compared to other participants that operate in the industry in which Buyer and its Subsidiaries operate.

(e) “Buyer SEC Reports” means all reports, statements (including registration and proxy statements), schedules, forms, certifications or other document (including exhibits and all other information incorporated therein) filed by Buyer with the SEC and accessible on the SEC’s website at www.sec.gov.

(f) “Company Assets” means the assets of the Company or any of its Subsidiaries.

(g) “Company Incorporation Date” means November 11, 2021.

(h) “Company Material Adverse Effect” means any Effect that, individually or in the aggregate with any one or more other Effects, would reasonably be expected to (x) result in a material adverse effect on the business, assets, Liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (y) prevent, or materially impair or delay, the ability of the Company to consummate the transactions contemplated herein or otherwise perform any of its obligations under this Agreement; provided, however, solely with respect to clause (x), no Effect (by itself or when aggregated or taken together with any and all other Effects) directly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Effect (by itself or when aggregated or taken together with any and all other such Effects) directly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (b) conditions (or changes in such conditions) in the securities markets, credit markets, currency or cryptocurrency markets or other financial markets in the United States or any other country or region in the world; (c) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business; (d) changes in political conditions in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (f) pandemics, epidemics or disease outbreaks or any escalation or worsening of any of the foregoing (including, for the avoidance of doubt, any Effect resulting from, arising out of or otherwise related to COVID-19 (including any impact of any associated shutdown, shelter-in-place or non-essential business order or other similar measures mandated or recommended by any applicable Governmental Authority)); (g) the announcement of this Agreement or the pendency or consummation of the transactions contemplated herein, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, licensors, licensees, venture partners or employees (other than, in each case, for purposes of any representation or warranty set forth in Section 3.03 or Section 3.05); (h) changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing; (i) any actions taken or failure to take action, in each case, to which Buyer has expressly requested or consented to, or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement, or the failure to take any action prohibited by this Agreement; (j) any failure by the Company or any of its Subsidiaries to meet any internal or external projections or forecasts; or (k) any breach of this Agreement by Buyer; provided, further, that any Effect relating to or arising out of or resulting from any change or event referred to in clauses (a) through (f) or (h) above may constitute, and be taken into account in determining the occurrence of, a Company Material Adverse Effect if and only to the extent that such change or event has a disproportionate impact on the Company and its Subsidiaries as compared to other participants that operate in the industry in which the Company and its Subsidiaries operate.

(i) “Company Shares” shall be as defined in Section 3.06(a).

(j) “Contract” means any written or oral contract, agreement, indenture, note, bond, loan, lease, sublease, mortgage, license, sublicense, obligation or other binding arrangement.

(k) “COVID-19” means the Coronavirus disease 2019 and any strain, mutation or variation thereof, any health condition related thereto.

(l) “Definitive Agreements” shall be as defined in the Recitals.

(m) “Environmental Laws” means all Laws relating to (i) pollution, contamination, protection of the (indoor or outdoor) environment or health and safety, (ii) emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the environment, including air (indoor or outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or (iii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to, Hazardous Substances.

(n) “FINRA” means the Financial Industry Regulatory Authority.

(o) “Governmental Authority” means (i) any federal, state, local, foreign or international government or governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private); (ii) any self-regulatory organization; and (iii) any political subdivision of any of the foregoing.

(p) “Hazardous Substances” means any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or manmade, that presents a risk to human health or the environment or is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under any Environmental Law or is otherwise governed, defined, regulated, or for which Liability or standards of conduct may be imposed under any Environmental Law including but not limited to any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, mold, and perfluoroalkyl and polyfluoroalkyl substances.

(q) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(r) “Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction throughout the world, including any and all (i) inventions (whether or not patentable), invention disclosures, patents and patent applications (including divisionals, provisionals, continuations, continuations-in-part, and renewal applications), and any renewals, extensions, or reissues thereof; (ii) trademarks, service marks, trade dress, logos, slogans, trade names, assumed names, corporate names, domain names and other source identifiers, including all registrations and applications for registration of the foregoing, and all goodwill associated with any of the foregoing; (iii) copyrights (including all registrations and applications for registration), copyrightable subject matter, original works of authorship, and moral rights; (iv) rights in Software, (v) trade secrets, including confidential and proprietary information and know-how (including processes, formulae, techniques, methods, algorithms, data, databases, designs, drawings, specifications, and material proprietary customer and business data); and (vi) rights to sue and recover and retain damages, costs and attorneys’ fees for the past, present and future infringement, misappropriation or other violation of any of the foregoing.

(s) “Knowledge” means, when used with respect to Buyer or the Company, the actual knowledge of the Persons set forth in Schedule 9.01(s) of the Buyer Disclosure Letter in the case of the Buyer, and of Seller in the case of the Company, in each case, after reasonable investigation of each such individual.

(t) “Law” means any federal, state, national, material local or municipal or other law, statute, ordinance, code, regulation, rule, the common law or other requirement of any Governmental Authority, and any Orders.

(u) “Liability” means any obligation or liability (whether absolute or contingent, asserted or unasserted, known or unknown, liquidated or unliquidated, due or to become due, fixed or unfixed, and regardless of when or by whom asserted).

(v) “Liens” means any mortgages, deeds of trust, liens, pledges, security interests, leases, subleases, licenses, covenants, claims, hypothecations, options, rights of first offer or refusal, charges, title defects, or other encumbrances or restrictions in respect of any property or asset.

(w) “Losses” means any loss, Liability, demand, claim, action, cost, damage, deficiency, loss of or diminution in value, award, royalty, penalty, Tax, fine, expense, settlement, judgment or charge (including interest, penalties, attorneys’ or other advisors’ fees and expenses (including any costs of preparing Tax Returns) and amounts paid in investigation or defense, and amounts paid in settlement, of any of the foregoing).

(x) “Orders” means any orders, decisions, judgments, writs, injunctions, decrees, awards or other determinations of any Governmental Authority.

(y) “Permitted Liens” means (i) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, and for which adequate reserves have been maintained in accordance with the applicable accounting standards, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business that are not material in amount and do not materially detract from the value of or materially impair the existing use of the property affected by such Lien, or which are not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, and for which adequate reserves have been maintained in accordance with the applicable accounting standards, (iii) zoning, entitlement, building and other land use Liens applicable to real property which are not violated by the current use, occupancy or operation of such real property, (iv) covenants, conditions, restrictions, easements and other non-monetary Liens affecting title to any real property which would do not materially impair the value, current use, occupancy or operation of such real property, (v) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar Laws, (vi) Liens on goods in transit incurred pursuant to documentary letters of credit, (vii) non-exclusive, non-perpetual licenses of Intellectual Property granted by the applicable Party in the ordinary course of business, and (viii) such other Liens that are not material in amount and do not materially detract from the value of or materially impair the existing use of the property affected by such Lien and (ix) Liens described in Schedule 9.01(y) of the Seller Disclosure Letter or the Buyer Disclosure Letter, if any.

(z) “Person” means any natural person, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, trust or other legal entity or organization, including a Governmental Authority.

(aa) “Proxy Statement” means the proxy statement to be sent to Buyer’s shareholders in connection with the shareholder meeting to obtain Buyer Stockholder Approval, if any.

(bb) “Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers or other financial advisors, agents and other representatives of such Person.

(cc) “Reverse Stock Split” means a reverse stock split of the Buyer Common Stock at a reverse stock split ratio, with the final ratio to be designated by the Parties and effective by Buyer prior to the Closing in accordance with the terms hereof.

(dd) “Software” means all computer software (in object code or source code format), libraries, data and databases, and related specifications, documentation and materials.

(ee) “Subsidiary” means, when used with respect to any Person, any other Person that such Person directly or indirectly owns or has the power to vote or control via contractual or other arrangements more than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such other Person.

(ff) “Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

(gg) “Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, escheat, abandoned and unclaimed property, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, (ii) any and all Liability for the payment of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group), including pursuant to Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or non-U.S. Tax Law) and (iii) any and all Liability for the payment of any amounts described in clause (i) or (ii) above as a result of any express or implied obligation to indemnify any other person, or any successor or transferee Liability.

(hh) “Third Party” means any Person or group other than the Company and its Affiliates.

(ii) “transactions contemplated herein” shall be as defined in the Recitals.

Section 9.02 Interpretation. Unless the express context otherwise requires:

(a) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean U.S. dollars;

(d) references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f) references herein to any gender shall include each other gender;

(g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 9.02 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i) with respect to the determination of any period of time, (i) the word “from” means “from and including”, and the words “to” and “until” each means “to but excluding” and (ii) time is of the essence;

(j) the word “or” shall be disjunctive but not exclusive;

(k) references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(l) references herein to any Contract mean such Contract as amended, supplemented or modified (including by any waiver thereto) in accordance with the terms thereof;

(m) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties;

(n) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day; and

(o) references herein to “ordinary course of business” shall refer to ordinary course of business consistent with past practice.

Section 9.03 Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated herein (including its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the Law of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of Laws of any jurisdictions other than those of the State New York.

Section 9.04 Submission to Arbitration; Service. Any dispute, controversy, difference or claim of whatever nature arising out of, relating to, or having any connection with this Agreement, including the existence, formation, validity, effectiveness, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it, shall be referred to and finally resolved by arbitration in accordance with the rules of the Court of Arbitration of the International Chamber of Commerce (the “ICC”) (the “Rules”) as then in force and as modified by this Section 9.04, which Rules shall be deemed incorporated into this Section 9.04. The seat of arbitration shall be London, England. The number of arbitrators shall be three (3), one of whom shall be nominated by the claimant(s), one by the respondent(s) and the third, who shall act as the chairman, by the two party-nominated arbitrators, provided that if the third arbitrator has not been nominated within twenty (20) Business Days of the nomination of the second party-nominated arbitrator, such third arbitrator shall be appointed by the ICC court. To the extent they would otherwise apply, each Party agrees that it will not seek to have any matter referred to the courts under Section 45 or 69 of the UK Arbitration Act 1996. Each Party agrees that it will not bring any action relating to this Agreement or the transactions contemplated herein in any court except as contemplated by Section 9.13. Service of any request for arbitration made pursuant to this Section 9.04 must be made in accordance with the provisions of Section 9.05, and the Parties agree that mailing of such a request, or of notices or other papers in connection with any such proceeding, in the manner provided in Section 9.05, or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

Section 9.05 Notices. All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a Party as shall be specified by like notice):

If to Buyer, to:

Connexa Sports Technologies, Inc.
2709 N. Rolling Road, Suite 138

Windsor Mill, MD 21244

Attention: Mike Ballardie, Chief Executive Officer
Telephone: (443) 407-7564
Email: mike@slingerbag.com

with a copy (which shall not constitute notice) to:

Lucosky Brookman LLP
101 Wood Avenue South, 5th Floor

Woodbridge, NJ 08830

Attention: Joseph M. Lucosky
Telephone: +1 (732) 395-4402
Email: jlucosky@lucbro.com

Attention: Ian Liao
Telephone: +1 (732) 712-2712
Email: iliao@lucbro.com

If to Seller, to:

Hongyu Zhou

Room 09C, 15/F, Tower 3

China Hong Kong City

33 Canton Road

Tsim Sha Tsui, Kowloon

Hong Kong

Telephone: +852 5281 1549
Email: yuanyulimited@outlook.com

If to the Company, to:

Yuanyu Enterprise Management Co., Ltd

Room 09C, 15/F, Tower 3

China Hong Kong City

33 Canton Road

Tsim Sha Tsui, Kowloon

Hong Kong

Attention: December Lu
Telephone: +852 5281 1549
Email: yuanyulimited@outlook.com

All such notices or communications shall be deemed to have been delivered and received: (a) if delivered in person, on the day of such delivery, (b) if by electronic mail, on the day on which such electronic mail was sent, provided that receipt is confirmed by telephone, (c) if by certified or registered mail (return receipt requested), on the third Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the first Business Day after the sending thereof.

Section 9.06 Amendment. This Agreement may be amended by the Parties at any time before the Closing so long as (a) no amendment that requires further stockholder approval under applicable Law after stockholder approval hereof shall be made without such required further approval and (b) such amendment has been duly approved by the board of directors of each of Buyer and Seller. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

Section 9.07 Extension; Waiver. At any time before the Closing, Buyer, on the one hand, and Seller, on the other hand, may (a) extend the time for the performance of any of the obligations of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered under this Agreement or (c) subject to applicable Law, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a Party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 9.08 Entire Agreement. This Agreement (and the exhibits hereto), that certain share purchase agreement between Buyer, Seller and the Company of even date herewith, the Seller Disclosure Letter, the Buyer Disclosure Letter, and the certificates delivered hereunder constitute all of the terms, conditions and representations and warranties agreed to by the Parties relating to the subject matter of this Agreement and supersede all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in such documents has been made or relied upon by any of the Parties.

Section 9.09 No Third-Party Beneficiaries. Seller and Buyer hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 9.10 Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated herein may be consummated as originally contemplated to the fullest extent possible.

Section 9.11 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns. No Party may assign or delegate, by operation of law or otherwise, all or any portion of its rights or Liabilities under this Agreement without the prior written consent of the other Parties, and any attempted or purported assignment or delegation in violation of this Section 9.11 shall be null and void.

Section 9.12 Remedies. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available except as otherwise provided in Section 9.13, and the exercise by a Party of any one remedy hereunder shall not preclude the exercise by it of any other remedy hereunder to the extent permitted herein.

Section 9.13 Specific Performance. The Parties agree that irreparable injury would occur if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, it is therefore agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any State or U.S. federal court in the City of New York and County of New York, and the Parties hereby waive any requirement for the posting of any bond or similar collateral in connection therewith.

Section 9.14 Counterparts; Effectiveness.

This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. The exchange of copies of this Agreement and signature pages by email in .pdf or .tif format, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Such execution and delivery shall be considered valid, binding and effective for all purposes.

[Signature Pages Follow]

Signature Page

Share Exchange Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

BUYER

Connexa Sports Technologies, Inc.

By:
Name:	Mike Ballardie
Title:	Director and Chief Executive Officer

SELLER

Hongyu Zhou

COMPANY

Yuanyu Enterprise Management Co., Limited

By:
Name:	Hongyu Zhou
Title:	Chairman